Exhibit 99.1

DREAMS, INC. APPOINTS TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS

Ft. Lauderdale, FL, November 15, 2006: Dreams, Inc. (DRMS.OB) announced today that David Malina and Steven Rubin, designees of Dr. Phillip Frost, have been named to the Board of Directors. This news comes on the heels of Dr. Frost’s purchase of a 14.7 percent interest in the sports licensed products firm.

David Malina is currently Vice President of Business Development for Ladenburg Thalmann & Company, Inc., a full service investment banking and brokerage firm. Prior to his work with Ladenburg Thalmann, Malina served as corporate Vice President in charge of Investor Relations and Corporate Communications for IVAX Corporation, a multinational pharmaceutical company, with direct operations in 39 countries, sales in over 80 countries, and over 7000 employees. IVAX was sold to Teva Pharmaceuticals Industries Ltd. in January 2006 for an enterprise value of $9.9 billion. Malina is an honors graduate of the Wharton School at the University of Pennsylvania and attended graduate school at the London School of Economics and Political Science.

Steven D. Rubin is currently a member of The Frost Group, a private investment firm based in Miami. Rubin served as the senior vice president, general counsel and secretary of IVAX Corporation from August 2001 until September 2006. Rubin received his Juris Doctorate degree from the University of Florida, with honors, after graduating from Tulane University, cum laude, with honors, with a Bachelor of Arts degree in economics.

Ross Tannenbaum, Dreams, Inc. President and Chief Executive Officer, said, “We are thrilled with these two new additions to our board. Their talents, public company business experiences and energy will be a welcomed addition to our board. I am confident they will be instrumental in helping Dreams achieve its business goals.”

Dreams, Inc. is a vertically integrated sports memorabilia and licensed products firm. It is the public holding company of several operating divisions with some of the strongest and most recognized brands in the field. They include Mounted Memories, Field of Dreams®, FansEdge, ProSportsMemorabilia.com, The Greene Organization and Malcolm Farley Art.

DREAMS, INC. trades under the ticker symbol: DRMS.OB

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Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Jennifer Clarin and/or Caren Berg

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: jclarin@boardroompr.com

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Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein contain a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, specific factors impacting the Company’s business including increased competition; the ability of the company to expand its operations and attract and retain qualified personnel, the uncertainty of consumer’s desires for sports and celebrity memorabilia; the availability of product; availability of financing; the ability to sell additional franchises; and general economic conditions.